Exhibit 99.1

           Collectors Universe Sells Majority of Auction Businesses
                       To Unit of Greg Manning Auctions

    NEWPORT BEACH, Calif., Feb. 19 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), the leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today reported that in accordance with the plans to reposition the corporate strategy to focus on its grading and authentication business, the Company has sold its Bowers & Merena, Kingswood Coin Auctions and Superior Sports Auction Divisions to Spectrum Numismatics International, Inc. ("Spectrum Numismatics"), a unit of Greg Manning Auctions, Inc.
(Nasdaq: GMAI).
    Commenting on the decision, Chief Executive Officer Michael Haynes stated, "We have been analyzing the results from our two segments, and we decided to reposition the company and return our focus to our core competency as the leading grader and authenticator of high-end collectibles. We believe that our opportunities for profitable growth in the grading and authentication business are significant and to achieve the maximum value for our shareholders, it is necessary to devote all of our resources to that single objective."
    In the sale to Spectrum Numismatics, Collectors Universe has sold businesses and operations comprised of the Bowers & Merena, Kingswood and Superior Sports Auctions names. Under the terms of the agreement, the Company will receive $2.5 million in cash for the assets of these businesses, exclusive of their accounts receivable and inventory, which the Company will retain. The Company plans to collect the receivables and sell the inventory in the ordinary course, which is expected to generate approximately $8 million of additional cash for the Company. The businesses sold to Spectrum Numismatics had net revenues of $13.9 million in the fiscal year 2003, and represented 44% of the revenue from the commerce segment of the Company's business, and 27% of total net revenues, in fiscal 2003.
    Collectors Universe also plans to sell its remaining assets in Odyssey Auctions, which represented 6% of collectible sales segment revenue in fiscal year 2003. Earlier in fiscal 2004, the Company sold its currency auction business, operated by its wholly owned subsidiary, Lyn Knight Currency Auctions, Inc. This business accounted for 10% of the commerce segment's revenue in fiscal year 2003.
    For the fiscal year ended June 30, 2003, the Company's collectibles auction and sale businesses generated 61% of Collectors Universe's total revenues. At September 30, 2003, this segment accounted for $6.4 million, or 93% of the Company's total net accounts receivable and $7.2 million, or all of the Company's net inventories. The Company plans to reinvest the cash provided by the sale of the assets and inventory and the collection of accounts receivable into the continuing operations of the grading and authentication businesses.

    Leveraging Dominant Brands Key to Growth
    David Hall, President and Founder of Collectors Universe, said, "We have successfully developed our brand names in the grading and authentication businesses, beginning with the original brand, PCGS. By focusing our attention on these brands and the possible future expansion of our authentication business into vertical and horizontal markets, we believe that we can best leverage our successful experience in managing and creating these brands and direct our capital for a maximum return on investment."

    About Collectors Universe
    Collectors Universe, Inc. is the leading provider of products and essential services to the high-end collectibles market. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sportscards, stamps, and autographs. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com , and is also published in print.

    Forward-Looking Statements
    This news release contains statements regarding our expectations about our future financial performance that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Our actual results in the future may differ, possibly materially, from our current expectations as set forth in the forward looking statements contained in this release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-end collectibles, either of which could reduce the volume of grading submissions and, therefore, the grading fees we generate potential losses on owned collectible merchandise or the need to adjust these inventories to fair market value through inventory write downs; our dependence on a limited number of key management personnel the loss of any of which could adversely affect future financial performance; and seasonality and potential fluctuations in quarterly operating results and quarterly cash flows. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this news release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In addition, although we believe that our strategy to exit the commerce segment of our business and focus substantially all of our resources on our grading and services segment will better enable us to achieve improvements in the profitability, there is no assurance that our strategy will prove to be successful. Among other things, one consequence of our strategy is that there will be a significant decline in our revenues. As a result, our profitability will suffer if we are unable to reduce our general and administrative expenses to bring them in line with our lower revenue base. Also, there is a practical limit on the amount by which expenses can be reduced as a means of improving profitability. As a result, our success in the future will depend as well on our ability to achieve internal growth in our grading businesses and to find and take advantage of opportunities to acquire other businesses that provide value added services to the collectibles markets. There is no assurance that we will be able to achieve such growth and growth by acquisition presents a number of risks including an inability to integrate newly acquired businesses into existing operations successfully.

SOURCE  Collectors Universe, Inc.
    -0-                             02/19/2004
    /CONTACT: Michael Lewis, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1375, lewism@collectors.com; or Investors/Analyst Information, Brandi Piacente of Financial Relations Board, +1-415-248-3430, bpiacente@financialrelationsboard.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT GMAI)

CO: Collectors Universe, Inc.; Greg Manning Auctions, Inc.; Spectrum Numismatics International, Inc.
ST:  California
IN:  REA FIN
SU:  TNM